EXHIBIT 10.1

AMENDED AND RESTATED

SEPARATION AGREEMENT

THIS AMENDED AND RESTATED SEPARATION AGREEMENT (this “Amended and Restated Separation Agreement”) by and between Thomas F. Shields (the “Executive”) and Rex Energy Operating Corp., a Delaware corporation (the “Company”), is made and entered into as of February 29, 2008.

WHEREAS, the Executive and the Company are parties to that certain Separation Agreement dated December 17, 2008 (the "Original Separation Agreement"); and

WHEREAS, the Executive and the Company desire to amend and restate the Original Separation Agreement and replace it with the following agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree to amend and restate the Original Separation Agreement as follows:

W I T N E S S E T H

WHEREAS, the Executive served as the President and Chief Operating Officer of the Company and its parent, Rex Energy Corporation (“Rex”), and currently serves as President of the Company and of Rex;

WHEREAS, the Executive’s employment with the Company is subject to an Employment Agreement dated as of August 1, 2007 (the “Employment Agreement”);

WHEREAS, the Executive desires to terminate his employment with the Company effective on February 29, 2008 (the “Date of Termination”); and

WHEREAS, the Executive and the Company desire to set forth the parties agreements and understandings regarding Executive’s benefits upon the termination of Executive’s employment

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. To the extent the terms of this Amended and Restated Separation Agreement contradict the terms of the Employment Agreement, the terms of this Amended and Restated Separation Agreement shall supersede the terms of the Employment Agreement.  Except as amended by this Amended and Restated Separation Agreement, the Employment Agreement shall remain in full force and effect.  All references to “Agreement” contained in the Employment Agreement shall be deemed to be a reference to the Employee Agreement, as modified by this Amended and Restated Separation Agreement.  Certain capitalized terms used herein that are not otherwise defined are defined in Employment Agreement, and the terms defined in this Amended and Restated Separation Agreement shall be incorporated in the Employment Agreement.

2. Until the close of business on the Date of Termination, Executive shall continue to be employed as President of the Company and Rex, and the Executive’s Principal Place of Employment shall be the Company’s office in Canonsburg, Pennsylvania.  At the close of business on the Date of Termination, the Executive’s employment with the Company is hereby terminated.

3. Following Executive’s termination and satisfaction of the conditions herein, the Company shall pay or provide the Executive (and his dependents, if applicable) with the following separation benefits:

(a) the Accrued Obligation on the Company’s customary payroll date next following or coincident with the Date of Termination;

(b) if Executive requests a distribution of his benefits under the Company’s 401(k) plan at any time after the Date of Termination, distribution of such benefits within 30 days of such request;

(c) for a period of nine (9) months following the Date of Termination (and under the same terms and conditions), the medical insurance benefit coverage as described in Section 9(e)(iv) of the Employment Agreement;

(d) an amount equal to three-quarters of his annual Base Salary for the 2008 fiscal year, which amount shall be payable (x) in a single lump sum payment on September 1, 2008 or (y) if as of the date of the Date of Termination the Executive is a not a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and as determined by the Compensation Committee in its sole discretion) (a “Specified Employee”), in approximately equal installments for a period of nine (9) months following the Date of Termination in accordance with the Company’s customary payroll practices; and

(e) an amount equal to the product of (1) the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination and (2) nine (9) in a single lump sum payment on (x) September 1, 2008 or (y) if as of the Date of Termination the Executive is not a Specified Employee, February 29, 2008.

All payments and benefits hereunder shall be subject to applicable withholding taxes.

4. In addition to the separation benefits set forth in Section 3 of this Agreement, the Executive shall also receive the Executive’s Annual Bonus for the 2007 fiscal year payable in a single lump sum payment at a time and in a manner consistent with the Company’s customary practices, provided, that the amount of the payment provided in this section shall not be less than fifteen percent (15%) of Executive’s annual Base Salary for the 2007 fiscal year.

5. The restrictions under Section 10(b) of the Employment Agreement shall terminate on November 30, 2008 and the restrictions under and Section 10(c) of the Employment Agreement shall terminate on May 30, 2009.

6. Pursuant to Section 20 of the Employment Agreement and in consideration of the benefits provided herein, on the Date of Termination, Executive shall execute the Release in the form attached to the Employment Agreement as Exhibit A.

7. The Executive hereby resigns as a member of the Board of Directors of the Company, Rex and all subsidiaries of Rex effective as of December 17, 2007.

8. The compensation and benefits payable to the Executive or his beneficiary under this Amended and Restated Separation Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment or resignation from the Board of Directors of the Company, Rex or its subsidiaries under the Employment Agreement or any other employment agreement or severance plan, program, policy or arrangement of the Company or Rex.

9. The validity, interpretation, construction and performance of this Amended and Restated Separation Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

10. This Amended and Restated Separation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Separation Agreement on the date first above written.

	REX ENERGY OPERATING CORP. (THE “COMPANY”)	THOMAS F. SHIELDS (“EXECUTIVE”)
B By:	/s/ Benjamin W. Hulburt	/s/ Thomas F. Shields
Benjamin W. Hulburt, Chief Executive Officer